                                                              FILE NO. 333-60856
                                                      FILED UNDER RULE 424(b)(3)

                              PROSPECTUS SUPPLEMENT

                        To Prospectus dated May 25, 2001

                          UNIVERSAL DISPLAY CORPORATION

                       -----------------------------------

         This prospectus supplement supplements the prospectus dated May 25, 2001, relating to the resale of up to 1,950,242 shares of our common stock, par value $.01 per share, by certain of our shareholders. The prospectus was filed as part of our Registration Statement on Form S-3 (No. 333-60856).

         No dealer, salesperson or any other person has been authorized to give any information or make any representations not contained in this prospectus supplement or the prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us or the selling shareholders. This prospectus supplement and the prospectus do not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus supplement or the prospectus nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to the date hereof.

         Since the date of the prospectus, Dillon Capital LLC, a selling shareholder named in the "Selling Shareholders" table in the prospectus, has transferred warrants to purchase an aggregate of 2,667 shares of our common stock to Gary J. Elkins (the "Transferee"), an individual who was not named as a selling shareholder in the prospectus. The Transferee has requested that he be included in the prospectus as a selling shareholder of the transferred shares. Accordingly, the "Selling Shareholders" table of the prospectus is supplemented by the information in the table below to include the shares that were transferred to the Transferee, as indicated below. The total number of shares of our common stock offered by the prospectus, as supplemented by this prospectus supplement, remains unchanged.


                                                                                               Beneficial Ownership
                                              Number of Shares      Maximum Number            After Resale of Shares
                 Name of                     Beneficially Owned    of Shares Being        Number of
           Selling Shareholder               Before Offering(1)        Offered             Shares            Percent
           -------------------               ------------------    ---------------       ----------        ----------
             Gary J. Elkins                        2,667                2,667                 0                0

---------------
(1) Consists of shares of common stock that may be acquired immediately upon exercise of warrants.

                                January 21, 2004